SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VBI VACCINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 12, 2015

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of VBI Vaccines Inc. on May 12, 2015, which will be held at the Hotel Marlowe, 25 Edwin H Land Blvd, Cambridge, MA 02141 at 1 p.m., local time (the “Annual Meeting”). Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card.  The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting. Please review our annual report on Form 10-K for the year ended December 31, 2014 on our website at http://www.vbivaccines.com (under “Investors”).

At this year’s meeting, you will be asked to: (1) elect seven directors to serve terms of one year each; (2) approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation; (3) approve, on an advisory basis, the compensation of our named executive officers; (4) ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 7, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

I hope that you attend the Annual Meeting in person. Whether or not you plan to be with us, please complete, sign, date, and return your voting card promptly in the enclosed envelope.

Sincerely,

/s/ Jeff Baxter
Jeff Baxter
Chief Executive Officer

Cambridge, MA
April 15, 2015

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

Notice of Annual Meeting of Stockholders

to be held May 12, 2015

To the Stockholders of VBI Vaccines Inc.:

The 2015 Annual Meeting of Stockholders will be held at the Hotel Marlowe, 25 Edwin H Land Blvd, Cambridge, MA 02141 at 1 p.m., local time, on May 12, 2015. During the Annual Meeting, stockholders will be asked to:

(1)	elect seven directors to serve until our next annual meeting or until the election and qualification of their successors;

(2)	approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;

(3)	approve, on an advisory basis, the compensation of our named executive officers;

(4)	ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(5)	transact any other business properly brought before the Annual Meeting or any adjournments thereof.

If you are a stockholder as of April 7, 2015, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about April 15, 2015.

By order of our Board of Directors

/s/ Egidio Nascimento

Egidio Nascimento

Chief Financial Officer and Secretary

April 15, 2015

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are first being mailed, beginning on or about April 15, 2015, to owners of shares of common stock of VBI Vaccines Inc. (which may be referred to in this Proxy Statement as “we,” “us,” “VBI,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of stockholders to be held on May 12, 2015 at 1 p.m., local time, at the Hotel Marlowe, 25 Edwin H Land Blvd, Cambridge, MA 02141 (referred to as the “Annual Meeting”). This proxy procedure permits all stockholders, many of whom are unable to attend the Annual Meeting, to vote their shares at the Annual Meeting. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

CONTENTS

●	About The Meeting: Questions and Answers – page 5
●	Governance of the Company – page 9
●	Proposal 1 — Election of Directors – page 14
●	Executive Compensation and Related Information – page 20
●	Security Ownership Of Certain Beneficial Owners And Management – page 26
●	Proposal 2 – Approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation – page 28
●	Proposal 3 – Approve, on advisory basis, the compensation of our named executive officers – page 28
●	Report of the Audit Committee – page 29
●	Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm – page 30
●	Certain Relationships and Related Transactions – page 31
●	Requirements for Advance Notification of Nominations and Stockholder Proposals – page 31
●	Other Matters – page 32

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. SIGNING AND RETURNING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2015: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 are also available at www.vbivaccines.com, which does not have “cookies” that identify visitors to the site.

About The Meeting: Questions And Answers

What am I voting on?

At this year’s meeting, you will be asked to:

(1)	Elect seven directors to serve until the next annual meeting of stockholders or until the election and qualification of their successors;

(2)	Approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;

(3)	Approve, on an advisory basis, the compensation of our named executive officers (commonly known as, and sometimes referred to in this Proxy Statement as, a "Say on Pay" proposal);

(4)	Ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(5)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on April 7, 2015 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote. There were 20,012,760 shares of common stock outstanding on April 7, 2015. From April 7, 2015 through May 12, 2015, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Egidio Nascimento, our Chief Financial Officer and Secretary, at 613-749-4200 x123 to arrange a visit to our offices.  In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet.    You can vote via the Internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, May 11, 2015. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Monday, May 11, 2015. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail.    If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to VBI Vaccines Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Vote in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Jeff Baxter, our Chief Executive Officer, and Egidio Nascimento, our Chief Financial Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee (a “Nominee”), you will receive separate voting instructions from your Nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your Nominee. Please check with your Nominee and follow the voting instructions it provides.

You should instruct your Nominee how to vote your shares. If you do not give voting instructions to the Nominee, the Nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine.  As a result, if you are a beneficial owner and hold your shares in street name, but do not give your Nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf.  If your Nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes and abstentions will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting. A broker non-vote or abstention will have the same effect as a vote against a proposal where the requirement for approval is the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. With respect to a proposal that requires a majority of the outstanding shares, a broker non-vote will not otherwise affect the outcome of the vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Jeff Baxter, our Chief Executive Officer, and Egidio Nascimento, our Chief Financial Officer and Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1); “FOR” a frequency of EVERY ONE YEAR regarding how frequently we should seek an advisory vote on the compensation program for our named executive officers (see Proposal 2); “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 3); and “FOR” the ratification of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (see Proposal 4);. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	notifying our Secretary, Egidio Nascimento, in writing at 222 Third Street, Suite 2241, Cambridge, MA 02142, that you are revoking your proxy;

●

submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a Nominee, you should check with your Nominee and follow the voting instructions your Nominee provides.

Who will count the votes?

A representative from Richardson & Patel LLP, our counsel, will act as the inspector of election and count the votes with the assistance of Equity Stock Transfer, LLC, our transfer agent.

What constitutes a quorum?

The holders of a majority of the 20,012,760 eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the seven nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Frequency of Holding an Advisory Vote on Executive Compensation.  Proposal 2 is an advisory vote and is non-binding on the Company and the Board.  The proposal solicits advice only as to how frequently we should seek future advisory votes on executive compensation and, therefore, there is no minimum number of votes required with respect to the proposal.  Instead, the one year, two year or three year period option receiving the largest number of votes and constituting at least a majority of the quorum will constitute the advisory vote.

Say-on-Pay Proposal.  Proposal 3 is an advisory vote and is non-binding on the Company and the Board.  The proposal solicits advice only and therefore, there is no minimum number of votes required with respect to the Say-on-Pay Proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 4, the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval.

Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter at the meeting in order to be approved, except when a different vote is required by law, our certificate of incorporation or our Bylaws.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum. A broker non-vote or abstention will have the same effect as a vote against a proposal where the requirement for approval is the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.  Accordingly, abstentions and broker non-votes will be counted as votes against Proposal 4.

What percentage of our common stock do our directors and officers own?

As of April 7, 2015, our director-nominees and executive officers beneficially owned approximately 56.8% of our outstanding common stock. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 26 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or by facsimile.  We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Peterson Sullivan LLP served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2014 and has been appointed to serve as our independent registered public accounting firm for 2015. We expect that representatives of Peterson Sullivan LLP will be present telephonically at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the election of the nominated directors (see Proposal 1);

●	FOR the approval, on an advisory basis, of a vote on executive compensation to be held every one year (see Proposal 2)

●	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 3); and

●	FOR the ratification of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (see Proposal 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Governance of the Company

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees. There are no family relationships between any director, executive officer or person nominated to become a director.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 222 Third Street, Suite 2241, Cambridge, MA 02142. These communications will be reviewed by the office of the Secretary as agent for the non-employee directors in facilitating direct communication to the Board.  The Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls or auditing matters as reports under our Code of Business Conduct and Ethics (“Code of Ethics”). Further, the Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Secretary’s office will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Nomination and Governance Committee (the “Governance Committee”).

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Secretary’s office for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”). Stockholder proposals that meet these requirements will be summarized by the Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Board for compliance with the requirements for director nominations that are set forth in our Bylaws. Stockholder nominations for directors that meet these requirements are then circulated to the Chairman of the Governance Committee for consideration and evaluation by the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Attendance at Annual Meetings. We encourage our board members to attend the annual meeting each year.

Independence of Directors

The Governance Committee operates pursuant to a charter, which can be viewed on our website at http://www.vbivaccines.com (under “Investors”). In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board concluded its annual review of director independence in August 2014. After considering all relevant facts and circumstances, the Board affirmatively determined that Drs. Gillis, Steinmetz and De Wilde and Mr. Timmins are independent of us under NASDAQ’s rules.

Committees of our Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee. The Board held 5 meetings during the year ended December 31, 2014. Each of our directors attended at least 75% of the aggregate Board meetings and meetings of the Board committee(s) of which he is a member.

Audit Committee

Following the merger with VBI Acquisition Corp., which was consummated on July 25, 2014 (the “Merger”), Alan P. Timmins, Steven Gillis and Trent D. Davis were each appointed as members of the Audit Committee. Dr. Gillis and Mr. Timmins are both considered independent in accordance with the rules of The NASDAQ Stock Market, with Mr. Timmins serving as chairman. Mr. Davis is a member of the Audit Committee in reliance on NASDAQ Rule 5065(c)(2)(B), insomuch as VBI has concluded that, in light of Mr. Davis’ roles as a director and President of the Company prior to the Merger, his membership on the Audit Committee and ability to provide historical insight are in the best interests of the post-Merger company and its stockholders.  In addition, the Board has determined that Mr. Timmins, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.vbivaccines.com (under “Investors”). The Audit Committee met 2 times during 2014 with all members in attendance at each meeting. The role of the Audit Committee is to:

●	oversee the Company’s accounting and financial reporting processes;

●	review management’s maintenance of internal controls and procedures for financial reporting;

●	advise our Board with respect to our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

●	oversee the independent auditor’s qualifications and independence;

●	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

●	prepare the report required by the rules of the SEC to be included in our Proxy Statement; and

●	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The Compensation Committee consists of two directors, Drs. Michel De Wilde and Michael Steinmetz, both of whom are “independent” as defined in section 5605(a)(2) of the NASDAQ Listing Rules. Following the Merger, the Compensation Committee met 1 time during 2014 with all members in attendance at the meeting. The role of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews and recommends salaries and other compensation of the Company’s executive officers, reviews and approves annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluates at least annually the Chief Executive Officer’s performance in light of those goals and objectives, determines and approves the Chief Executive Officer’s compensation level based on this evaluation, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers). A copy of the charter of the Compensation Committee is available on our website at www.vbivaccines.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nomination and Governance Committee

The Governance Committee, consists of three directors, Mr. Alan Timmins and Drs. Michel De Wilde and Steven Gillis, all of whom are independent, as that term is defined in section 5605(a)(2) of the NASDAQ Listing Rules. Following the Merger, the Governance Committee did not meet during 2014. The role of the Governance Committee is to:

●	nominate and recommend nominees for the Board of Directors and submit the names of such nominees to the full Board of Directors for their approval;

●	evaluate the composition, size and governance of the Board of Directors and its committees and make recommendations regarding future planning and appointment of directors to the committees; and

●	establish a policy for considering stockholder nominees for election to our Board of Directors.

A copy of the charter of the Governance Committee is available on our website at www.vbivaccines.com (under “Investors”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields.  The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters and the willingness to assume and carry out fiduciary responsibilities. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Compensation Committee Interlocks and Insider Participation

During 2014, following the Merger, Drs. Michel De Wilde and Michael Steinmetz served on the Compensation Committee. Neither of these individuals has ever been an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Ethics

We adopted a Code of Ethics applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and includes these required procedures. The Code of Ethics is available on our website at www.vbivaccines.com (under “Investors”).

Risk Oversight

Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, and discussing these assessments with management. The Board’s overall risk oversight, which focuses primarily on risks and exposures associated with current matters that may present material risk to our operations, plans, prospects or reputation, is supplemented by the various committees. The Audit Committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our Governance Committee oversees risks related to corporate governance and management and director succession planning.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company and will review this determination from time to time.

Review, Approval or Ratification of Transactions with Related Persons.

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2014 that was submitted to the Board for approval as a “related party” transaction.

Compliance with Section 16 of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended December 31, 2014, Forms 5 and any amendments thereto furnished to us with respect to the year ended December 31, 2014 and the representations made by the reporting persons to us, we believe that the following person(s) who, at any time during such fiscal year was a director, officer or beneficial owner of more than 10% of the Company’s common stock, failed to comply with all Section 16(a) filing requirements during the fiscal year. Each failure related to a system error in submission of the required Form ID applications as a result of the Merger:

Name	Number of Late Reports	Number of Transactions not Reported on a Timely Basis	Failure to File a Required Form
David E. Anderson, Ph.D	1	6	Form 3
Jeff R. Baxter, FCMA	1	4	Form 3
T. Adam Buckley	1	7	Form 3
Marc Kirchmeier, Ph.D	1	5	Form 3

Proposal 1 — Election Of Directors

Nominees for Election

The Board currently has seven members. Our Board, upon the recommendation of the Governance Committee, has nominated seven individuals to serve as directors, including each of our seven incumbent directors. Each nominee has agreed, if elected, to serve until the next annual meeting of stockholders or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Jeff R. Baxter, FCMA - President, Chief Executive Officer and Director

Mr. Baxter, age 53, joined VBI US in September of 2009, and has served as Chief Executive Officer and a member of the Board of Directors since September 2009. Previously, he was a managing partner for the venture capital firm, The Column Group. Until July of 2006, Mr. Baxter was Senior Vice President, R&D Finance and Operations, of GlaxoSmithKline (GSK). In his 19 years of pharma experience, he has held line management roles in commercial, manufacturing and IT and the office of the CEO. His most recent position in R&D included responsibility for finance, pipeline resource planning and allocation, business development deal structuring and SROne (GSK’s in-house $125 million venture capital fund). He also chaired GSK’s R&D Operating Board. Prior to GSK, he worked at Unilever and British American Tobacco. Mr. Baxter was educated at Thames Valley University and is a Fellow of the Chartered Institute of Management Accountants (FCMA).

Mr. Baxter’s professional achievements, including his management experience with GSK and his knowledge of finance, led us to the conclusion that he should be a director.

Steven Gillis, Ph.D. – Chairman of the Board

Steven Gillis, Ph.D., age 61, has been a member of the Board of Directors since July 25, 2014. Since 2006, he has been a Managing Director of ARCH Venture Partners, a firm he joined in 2005. Dr. Gillis is focused on the evaluation of new life science technologies and also on the development and growth of ARCH’s biotechnology portfolio companies. He is a director of bluebirdbio (BLUE) and Shire PLC (SHPG). Dr. Gillis represents ARCH as a director and serves as Chairman of a number of ARCH’s private biotechnology portfolio companies.

Dr. Gillis was a founder and director of Corixa Corporation and served as CEO from its inception and as its Chairman from 1999 until its acquisition in 2005 by GlaxoSmithKline. Prior to Corixa, Dr. Gillis was a founder and director of Immunex Corp. From 1981 until his departure in 1994, Dr. Gillis served as Immunex’s Director of Research and Development, Chief Scientific Officer, and as CEO of Immunex’s R&D subsidiary. Dr. Gillis was interim CEO of Immunex Corp. following its majority purchase by American Cyanamid Company and remained a member of the board until 1997. Amgen, Inc. acquired Immunex in 2002.

Dr. Gillis is an immunologist by training with over 300 peer-reviewed publications in the areas of molecular and tumor immunology. He is credited as being a pioneer in the field of cytokines and cytokine receptors, directing the development of multiple marketed products including Leukine, (GM-CSF), Prokine (IL-2) and Enbrel (soluble TNF receptor-Fc fusion protein) as well as the regulatory approval of Bexxar (radiolabeled anti-CD20). Dr. Gillis received a B.A. from Williams College and a Ph.D. from Dartmouth College.

Dr. Gillis’ education and professional achievements, including his experience in life science technologies and biotechnologies, led us to the conclusion that he should be a director.

Sam Chawla – Director

Mr. Chawla, age 40, has been a member of the Board of Directors since July 25, 2014. Mr. Chawla has been a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector, since 2013. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS Investment Bank in the Global Healthcare Group. Mr. Chawla’s investment banking experience centered on strategic advisory including, mergers and acquisitions buy-side and sell-side assignments and financial advisory, including equity and debt capital raises, for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse, which he originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University. In addition, Mr. Chawla is a member of the Board of Directors of Response Genetics (NASDAQ: RGDX) and Great Basin Scientific.

Mr. Chawla’s strategic advisory and financial advisory experience with both public and private healthcare companies led us to the conclusion that he should be a director.

Trent D. Davis – Director

Mr. Davis, age 47, has been a member of the Board of Directors since July 25, 2014. He is currently President and COO of Whitestone Investment Network, Inc., a position he has held since November 2014, which is primarily engaged in providing executive professional advisory services to small entrepreneurial companies, as well as making real estate and alternative investments. Mr. Davis served as a board member, and was Chairman in 2003, of the National Investment Banking Association. During his tenure with PIC, a former subsidiary of Paulson, from 1991 to 2014, he also served as Senior Vice President of Syndicate and National Sales from 1996 to 2005 and as Chief Executive Officer until October 2014. There he supervised all operations and over 200 investment representatives with over $1.5 billion in client assets. He has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. Mr. Davis holds a B.S. in Business and Economics from Linfield College and a Master’s Degree in Business Administration from the University of Portland. Mr. Davis held the following FINRA Licenses: Series 7, 24, 63, 66 and 79. Mr. Davis is also currently the Chairman of the Board for Majesco Entertainment Company (NASDAQ: COOL), which is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world.

Mr. Davis’ education and his experience in advising small entrepreneurial companies, as well as his experience in raising capital in both public and private transactions, led us to the conclusion that he should be a director.

Michel De Wilde, Ph.D. – Director

Dr. De Wilde, age 65, has been a member of the Board of Directors since July 25, 2014. Dr. De Wilde was Senior Vice President, Research & Development, at Sanofi Pasteur, the human vaccines division of Sanofi from 2001 until June 2013. In this position, he was responsible for managing approximately 1,500 employees and a broad portfolio of approximately 20 development projects.

Prior to joining Sanofi Pasteur in January 2000, Dr. De Wilde was at SmithKline Beecham Biologicals (now GSK Vaccines) in Rixensart, Belgium. Dr. De Wilde joined the group in 1978 as a research scientist upon formation of a unit focusing on the application of recombinant DNA technology to vaccine development. He subsequently held positions of increasing responsibility and, as Vice President, Research & Development at Sanofi Pasteur, headed a team of approximately 400 specialists, active in all aspects of preclinical vaccine development.

Dr. De Wilde received his degree in Chemistry from the Free University of Brussels in 1971, followed by a Ph.D. in Biochemistry in 1976. He carried out postdoctoral work at the University of Wisconsin, Madison (U.S.) and the University of Ghent (Belgium). Dr. De Wilde authored over 50 publications during the early part of his career.

Dr. De Wilde’s extensive experience in biopharmaceutical development led us to the conclusion that he should serve as a director.

Michael Steinmetz, Ph.D. – Director

Michael Steinmetz, Ph.D., age 67, has been a member of the Board of Directors since July 25, 2014. Dr. Steinmetz has been Managing Director of Clarus Ventures since the firm’s inception in 2005. Prior to Clarus, Dr. Steinmetz was a General Partner at MPM Capital, a healthcare venture capital firm.  He has over 25 years of direct industry and investment experience within the healthcare sector. From 1986 to 1997, Dr. Steinmetz was an executive at Hoffmann-LaRoche where he held various positions including Vice President of Preclinical Research and Development, and Global Head of Biotechnology.

Dr. Steinmetz obtained his Ph.D. summa cum laude from the University of Munich and held positions at the California Institute of Technology and the Basel Institute for Immunology.

Dr. Steinmetz represents Clarus Ventures on the Board of Directors of Oxford Immunotec (NASDAQ: OXFD), and TetraLogic (NASDAQ: TLOG).

Dr. Steinmetz’s extensive experience with financing healthcare companies led us to the conclusion that he should serve as a director.

Alan P. Timmins – Director

Mr. Timmins, age 55, has been a director of the Company since January 2014. He has served as vice president for financial affairs at the University of Portland since 2011. He is the former President and Chief Operating Officer of AVI BioPharma, Inc., now known as Sarepta Therapeutics, Inc. (“AVI”). Mr. Timmins began with AVI, a pioneering medical research company, in 1992 and was the company’s first Chief Financial Officer and Executive Vice President before serving as President and Chief Operating Officer from 2000 to 2008. Before his career with AVI, he worked with Price Waterhouse, now known as PricewaterhouseCoopers. Mr. Timmins was retired from 2008 to 2011. He earned an MBA from Stanford University, and holds an undergraduate degree from the University of Portland. Mr. Timmins is a Certified Public Accountant (inactive) in the State of Oregon.

Mr. Timmins’ education and his experience as a Chief Financial Officer, as well as his executive experience with AVI BioPharma, Inc., led us to the conclusion that he should serve as a director.

Director Compensation for 2014

The following Director Compensation Table sets forth information concerning compensation for services rendered by our independent directors for the year ended December 31, 2014. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by the Company and does not necessarily equate to the income that will ultimately be realized by the director for such awards. The table does not include Mr. Hawthorne whose compensation is described in the Summary Compensation Table in the section titled “Executive Compensation and Related Information”.

Director Summary Compensation Table

Director Compensation

Except as set forth in the table below, none of our directors received compensation during the fiscal year ended December 31, 2014 for services provided as a director except reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our non-Executive Officer Directors in the year ended December 31, 2014.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Gillis, Ph.D.	$34,500	-	$150,164	-	-	-	$184,664
Sam Chawla	15,000	-	170,000	-	-	-	185,000
Trent D. Davis	18.500	-	170,000	-	-	-	188,500
Michel De Wilde, Ph.D.	19,000	-	170,000	-	-	-	189,000
Michael Steinmetz, Ph.D.	20,000	-	85,800	-	-	-	105,800
Alan P. Timmins	24,000	-	170,000	-	-	-	194,000

Director Compensation Program

VBI’s director compensation program consists of cash and equity-based compensation. The equity component of VBI’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our stockholders.

All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Company’s travel and entertainment expense reimbursement policy.

Under provisions adopted by the Board, each non-employee director receives an option to purchase 40,000 shares of our common stock issued upon his first election to the Board. These options vest monthly over four years. Stock options granted under the VBI Vaccines Inc. 2014 Equity Incentive Plan are priced at the closing market price of the Company’s stock on the day of grant. Further grants of stock options and/or restricted stock are issued at the discretion of the Board to non-employee directors for continuing service to the Company.

Other than the VBI Vaccines Inc. 2014 Equity Incentive Plan, the non-employee directors are not eligible to participate in the Company’s employee benefits plans.

In connection with the Merger the Board approved compensation to be paid to directors of the Company following the closing of the Merger pursuant to those certain Director Services Agreements between the Company and each director as follows:

Steven Gillis, Ph.D.

Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014, between Dr. Gillis and the Company, upon closing of the Merger, Dr. Gillis receives quarterly compensation of: (i) $13,750 for serving as chairman of the Board, (ii) $1,750 for serving as a member of the Audit Committee, (iii) and $1,750 for serving as the chair of the Nominations and Governance Committee. In addition, Dr. Gillis also received options to purchase up to 70,000 shares of the Company’s common stock (adjusted for the exchange ratio and the reverse split) issued under the VBI US 2006 Stock Option (the “2006 Plan”) which vest over 48 months in equal installments of 1/48 per month on the last day of each month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2006 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Dr. Gillis for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Jeff R. Baxter, FCMA

Pursuant to a director services agreement dated May 8, 2014, between Mr. Jeff R. Baxter and the Company, upon closing of the Merger, the Company agreed to reimburse Mr. Baxter for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director. As Chief Executive Officer and President of the Company, Mr. Baxter agrees that he will receive no additional compensation for services as a director of the Company.

Sam Chawla

Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014, between Mr. Chawla and the Company, Mr. Chawla will receive quarterly compensation of: $7,500 for serving as a director. In addition, Mr. Chawla also received options to purchase up to 40,000 shares of the Company’s common stock issued under the 2014 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Mr. Chawla for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Trent D. Davis

Pursuant to a director services agreement dated July 25, 2014 between Mr. Davis and the Company, Mr. Davis will receive quarterly compensation of: (i) $7,500 for serving as a director and (ii) $1,750 for serving as a member of the Audit Committee. In addition, Mr. Davis also received options to purchase up to 40,000 shares of the Company’s common stock issued under the 2014 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Mr. Davis for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Michel De Wilde, Ph.D.

Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014 and as further amended on December 9, 2014, between Dr. De Wilde and the Company, Dr. De Wilde (or his designee) will receive quarterly compensation of: (i) $7,500 for serving as a director, (ii) $1,250 for serving as a member of the Compensation Committee and (iii) $750 for serving as a member of the Nominations and Governance Committee. In addition, Dr. De Wilde also received options to purchase up to 40,000 shares of the Company’s common stock issued under the 2014 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Dr. De Wilde for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Michael Steinmetz, Ph.D.

Pursuant to a director services agreement dated May 8, 2014, as amended on July 25, 2014 and as further amended on December 9, 2014, between Dr. Steinmetz and the Company, Dr. Steinmetz (or his designee) will receive quarterly compensation of: (i) $7,500 for serving as a director and (ii) $2,500 for serving as the chair of the Compensation Committee. In addition, Dr. Steinmetz also received options to purchase up to 40,000 shares of the Company’s common stock (adjusted for the exchange ratio and the reverse split) issued under the 2006 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2006 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Dr. Steinmetz for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Alan P. Timmins

Pursuant to a director services agreement dated July 25, 2014 between Mr. Timmins and the Company, Mr. Timmins will receive quarterly compensation of: (i) $7,500 for serving as a director, (ii) $3,750 for serving as chair of the Audit Committee and (iii) $750 as a member of the Nominations and Governance Committee. In addition, Mr. Timmins also received options to purchase up to 40,000 shares of the Company’s common stock, issued under the 2014 Plan which vest over 48 months in equal installments of 1/48 per month, with an exercise price equal to 100% of the Fair Market Value (as defined in the 2014 Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement. The Company has agreed to reimburse Mr. Timmins for ordinary and reasonable expenses incurred in exercising his responsibilities and duties as a director.

Continuing Education of Directors

We are committed to supporting the continuing education of our directors on relevant matters.  The Governance Committee of the Board will decide on a case-by-case basis the appropriate level and frequency of support to provide.

Vote and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the seven nominees with the most votes for election will be elected.

Our Board recommends a vote “FOR” each of the nominees.

Executive Compensation and Related Information

Executive Officers

Jeff R. Baxter, FCMA - President, Chief Executive Officer and Director

Mr. Baxter’s biography is included in the discussion of Proposal 1 above.

David E. Anderson, Ph.D. - Senior Vice President, Research

Dr. Anderson, age 45, is an immunologist with expertise in the areas of vaccine development, autoimmunity and tumor immunology. Dr. Anderson joined VBI full time as Vice President of Immunology in 2009 from Harvard Medical School, where he held a position as Assistant Professor. As a co-founder of VBI Cda and initially as Vice President of Research, Dr. Anderson is an inventor on many of VBI’s patents and actively manages VBI’s research operation. Dr. Anderson holds a Ph.D. from Harvard University and a B.S. from the University of California, Davis.

Egidio Nascimento - Chief Financial Officer

Mr. Nascimento, age 48, served as Chief Financial Officer of VBI US since December 2006 and Chief Financial Officer of VBI since May 2014. He previously worked as Vice President of Finance at Genome Canada and as CFO of two start-up companies. Subsequent to starting and managing a new and emerging business group in Ottawa, Ontario he has focused his career on managing and securing financing for leading-edge technology and biotechnology companies. During his career, he has played a key role in helping six companies raise over $220 million in capital. Mr. Nascimento is a Chartered Professional Accountant (CPA) and Chartered Accountant (CA) and holds a Bachelor of Commerce degree from the University of Ottawa, Canada.

Marc Kirchmeier, Ph.D. - Vice President of Formulations

Dr. Kirchmeier has been VP, Vaccine Formulation Development at VBI US since April of 2010. He comes to VBI from Merck Research Laboratories (Merck), where he was a Director in Bioanalytical and Formulation Sciences from 2008 to 2010 and an Associate Director from 2005 to 2008. During his initial tenure at Merck, he was responsible for biologics formulation and later worked on biochemical and biophysical characterization of vaccines, proteins and carbohydrates. Prior to VBI and Merck, he was a Scientist at Corixa Corporation, now GlaxoSmithKline, where he formulated monoclonal antibodies in addition to particulate and adenoviral vaccines. Prior to Corixa he was Director of Drug Delivery Research at Oakwood Laboratories, where his group was responsible for developing sustained-release formulations of peptides and proteins. Dr. Kirchmeier holds a Ph.D. in Chemistry from Oregon State University and a B.S. in Biochemistry from Western Washington University.

T. Adam Buckley - Vice President of Operations and Project Management

Mr. Buckley, age 39, helped establish VBI Cda in 2001, and has served in various roles since January 2002 and most recently as VP, Operations and Project Management. His efforts included attracting seed capital, developing its first business plan, protecting IP and structuring VBI. He had an active role in VBI’s Series A financing, raising $35.7 million, and has led several key technology acquisitions for VBI US. Mr. Buckley obtained his M.B.A. and Bachelor of Science in Biology and Psychology at McMaster University in Canada. Prior to joining VBI Cda, he built experience in project management and corporate development at Riverview Hospital in Coquitlam, British Columbia, and at the Children’s Hospital of Eastern Ontario in Ottawa, Ontario.

Summary Compensation Table for 2014 and 2013

The following summary compensation table covers all compensation awarded to, earned by or paid to our principal executive officer and each of the other two highest paid executive officers, if any, whose total compensation exceeded $100,000 during the years ended December 31, 2014 and 2013.  These individuals are sometimes referred to in this report as the “Named Executive Officers”.

Summary Compensation Table

VBI Summary Compensation Table 2013-2014

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)(1)	($)	($)	($)(2)	($)
Jeff R. Baxter, FCMA - President and Chief Executive Officer	2014	$ 364,135	$184,675	-	$ 1,616,865	-	-	$ 20,442	$ 2,186,117
	2013	$ 350,000	-	-	-	-	-	-	$ 350,000
David E. Anderson, Ph.D. -Senior Vice President, Research	2014	$ 232,115	$102,000	-	$ 712,619	-	-	-	$ 1,064,734
	2013	$ 220,000	-	-	-	-	-	-	$ 220,000
Egidio Nascimento, CFO	2014	$ 219,731	$ 94,000	-	$ 631,366	-	-	-	$ 945,097
	2013	$ 197,963	-	-	-	-	-	-	$ 197,963

(1) This amount reflects the aggregate grant date fair value for this award and does not correspond to the actual value that may be recognized by the individual upon option exercise. The assumptions used to determine the grant date fair value of the stock option are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2) This amount relates to the cost associated with an apartment in Cambridge, MA for the CEO over a six month period from July to December 2014.

Outstanding Equity Awards

The following table provides information about equity awards granted to VBI’s Named Executive Officers that were outstanding on December 31, 2014.

	Number of Securities Underlying Unexercised Options			Options	Options
Name	Exercisable		Not Exercisable	Exercise Price ($)	Expiration Date
Jeff R. Baxter, FCMA	223,797	(1)	-	$2.63	11/13/2019	(2)
	26,129	(2)	11,877	$1.30	3/29/2022	(2)
	19,616	(2)	9,808	$1.30	4/2/2022	(2)
	78,512	(2)	675,205	$2.145	7/25/2024	(3)

David E. Anderson, Ph.D.	22,348	(1)	-	$1.30	12/22/2016	(2)
	7,484	(2)	-	$1.30	3/18/2018	(2)
	14,362	(2)	-	$2.63	1/29/2019	(2)
	35,401	(2)	16,091	$1.30	3/29/2022	(2)
	19,616	(2)	9,808	$1.30	4/2/2022	(2)
	34,604	(2)	297,590	$2.145	7/25/2024	(3)

Egidio Nascimento	26,818	(1)	-	$1.30	12/22/2016	(2)
	8,981	(2)	-	$1.30	3/18/2018	(2)
	25,988	(2)	-	$2.63	1/29/2019	(2)
	7,080	(2)	3,218	$1.30	3/29/2022	(2)
	6,865	(2)	3,433	$1.30	4/2/2022	(2)
	30,658	(2)	263,659	$2.145	7/25/2024	(3)

(1)	25% of options vest on the first anniversary of the grant date and then monthly over the remaining 36 months. Grant dates are ten years prior to expiration date.

(2)	Options vest monthly over 48 months. Grant dates are ten years prior to expiration date.

(3)	Options vest monthly over 48 months and expire 10 years after the Merger date. The grant date was April 24, 2014.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Jeff R. Baxter, FCMA

Mr. Baxter was employed by VBI US from September 2009 until the consummation of the Merger. Pursuant to a revised employment agreement with the Company dated May 8, 2014 and effective following the Merger, Mr. Baxter is employed as the Company’s Chief Executive Officer. Pursuant to this agreement, Mr. Baxter received an initial annual salary in the amount of $385,000, increased by the Board on February 25, 2015 to $400,000. Mr. Baxter may be eligible for options to purchase common stock of the Company in the Board’s discretion. Any outstanding options shall accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Mr. Baxter is eligible to be considered for an annual cash bonus of up to 50% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment by the Company for any reason other than “cause,” the Company is obligated to pay him severance compensation equal to six months plus one month for every full year of service post-Merger up to a maximum of 12 months.

Dr. David E. Anderson, Ph.D.

Dr. Anderson was employed by VBI US from April 2008 until the consummation of the Merger. Pursuant to a revised employment agreement with the Company dated May 8, 2014 and effective following the Merger, Dr. Anderson is employed as the Company’s Senior Vice President, Research. Pursuant to this agreement, Dr. Anderson received an initial annual salary in the amount of $250,000, increased by the Board on February 25, 2015 to $257,500. Dr. Anderson may be eligible for options to purchase common stock of the Company in the Board’s discretion. Any outstanding options shall accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Dr. Anderson is eligible to be considered for an annual cash bonus of up to 35% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment by the Company for any reason other than “cause,” the Company is obligated to pay him severance compensation equal to six months plus one month for every full year of service post-Merger up to a maximum of 12 months.

Egidio Nascimento

Mr. Nascimento was employed by VBI US from December 2006 until the consummation of the Merger. Pursuant to a revised employment agreement with the Company dated May 8, 2014 and effective after the Merger, Mr. Nascimento is employed as the Company’s Chief Financial Officer. Pursuant to this agreement, Mr. Nascimento received an initial annual salary in the amount of $240,000, increased by the Board on February 25, 2015 to $242,500. Mr. Nascimento may be eligible for options to purchase common stock of the Company in the Board’s discretion. Any outstanding options shall accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Mr. Nascimento is eligible to be considered for an annual cash bonus of up to 25% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment by the Company for any reason other than “cause,” the Company is obligated to pay him severance compensation equal to six months plus one month for every full year of service post-Merger up to a maximum of 12 months.

Marc Kirchmeier, Ph.D.

Dr. Kirchmeier was employed by VBI US from March 2010 until the consummation of the Merger. Pursuant to an employment agreement with the Company dated July 25, 2014, Dr. Kirchmeier is employed as the Company’s Vice President, Formulation Development. Pursuant to this agreement, Dr. Kirchmeier received an initial annual salary in the amount of $225,000, increased by the Board on February 25, 2015 to $230,000. Dr. Kirchmeier may be eligible for options to purchase the Company’s common stock in the discretion of the Board. Any outstanding options will accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Dr. Kirchmeier is eligible to be considered for an annual cash bonus of up to 25% of his then applicable base salary based on him meeting certain performance objectives, and if he is dismissed from employment by the Company for any reason other than “cause,” the Company is obligated to pay him severance compensation equal to six months plus one month for every full year of service post-Merger up to a maximum of 12 months.

T. Adam Buckley

Mr. Buckley has been employed by VBI US since December 2006 and previously with VBI Cda since January 2002. Pursuant to an employment agreement with the Company dated July 25, 2014, Mr. Buckley is employed as the Company’s Vice President, Operations and Project Management. Pursuant to this agreement, Mr. Buckley received an initial annual salary in the amount of $150,000, increased by the Board on February 25, 2015 to $155,000. Mr. Buckley may be eligible for options to purchase the Company’s common stock in the discretion of the Board. Any outstanding options will accelerate fully if he is terminated without cause, is terminated during the period that begins when negotiations with an unrelated third party for a Change of Control (as defined in the employment agreement) begin and ends on the 12-month anniversary of the closing of the Change of Control transaction or terminates his employment for Good Reason (as defined in the employment agreement). Mr. Buckley is eligible to be considered for an annual cash bonus of up to 25% of his then applicable base salary based on his meeting certain performance objectives, and if he is dismissed from employment by the Company for any reason other than “cause,” the Company is obligated to pay him severance compensation equal to six months plus one month for every full year of service post-Merger up to a maximum of 12 months.

Potential Payment Upon Termination

Upon termination by VBI of any executive without cause, VBI agreed to pay its officers six months’ salary plus an additional month of salary for each completed year of service post-Merger and any health and welfare (COBRA) benefits.

Unless otherwise agreed by the Board of Directors, other staff members would be entitled to severance upon termination of employment pursuant to VBI’s severance policy. The policy provides for 1 week of severance for each completed year of service.

Security Ownership Of Certain Beneficial Owners And Management

We have set forth in the following table certain information regarding our common stock beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group.  Other than as set forth below, we are not aware of any other stockholder who may be deemed to be a beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the address of each beneficial owner is c/o VBI Vaccines., 222 Third Street, Suite 2241, Cambridge, MA 02142.  Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights.  Unless otherwise indicated, ownership information is as of April 7, 2015, and is based on 20,012,760 shares of common stock outstanding on that date.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Shares Owned
Directors and Officers:
Michael Steinmetz, Ph.D. - Director(2)	4,977,758	24.9%
Steven Gillis, Ph.D. - Chairman of the Board(3)	3,456,420	17.2%
Sam Chawla - Director(4)	2,617,023	13.1%
Jeff R. Baxter, FCMA – President and Chief Executive Officer and Director(5)	399,375	2.0%
David E. Anderson, Ph.D. - Senior Vice President, Research(6)	293,152	1.5%
Trent D. Davis - Director(7)	208,950	1.0%
Egidio Nascimento, Chief Financial Officer(8)	131,483	*
T. Adam Buckley, Vice President, Operations(9)	111,279	*
Marc Kirchmeier, Ph.D. - Vice President, Formulations(10)	108,516	*
Alan P. Timmins - Director(11)	11,667	*
Michel De Wilde, Ph.D. - Director (12)	6,667	*
All Directors and Officers as a Group (11 persons)	12,322,290	61.5%

5% Owners
Clarus Lifesciences I, L.P. (13)	4,971,091	24.8%
ARCH Venture Fund VI, L.P. (14)	3,397,830	17.0%
Perceptive Life Sciences Master Fund Ltd. (15)	2,610,356	13.0%
5AM Ventures II, L.P.(16)	1,971,287	9.9%

* Less than one percent.

(1)     Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of April 7, 2015, and are owned of record by each individual named as the beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2)     Includes 6,667 shares subject to a vested option to purchase common stock. Also includes 4,971,091 shares of common stock owned of record by Clarus Lifesciences I, L.P. ("Clarus"). Clarus Ventures I GP, L.P. (the "GPLP"), as the sole general partner of Clarus, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLP disclaims beneficial ownership of all shares held of record by Clarus in which the GPLP does not have an actual pecuniary interest. Clarus Ventures I, LLC (the "GPLLC"), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLLC disclaims beneficial ownership of all shares held of record by Clarus in which it does not have an actual pecuniary interest. Mr. Steinmetz, as a Managing Director of the GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus. Mr. Steinmetz disclaims beneficial ownership of all shares held of record by Clarus in which he does not have an actual pecuniary interest.

(3)     Includes 5,541 shares of common stock and 53,049 shares subject to a vested option to purchase common stock. Also includes 3,397,830 shares of common stock owned of record by by ARCH Venture Fund VI, L.P. ("ARCH VI"). ARCH Venture Partners VI, L.P. (the "GPLP"), as the sole general partner of ARCH VI, may be deemed to beneficially own certain of the shares held of record by ARCH VI. The GPLP disclaims beneficial ownership of all shares held of record by ARCH VI in which the GPLP does not have an actual pecuniary interest. ARCH Venture Partners VI, LLC (the "GPLLC"), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by ARCH VI.  The GPLLC disclaims beneficial ownership of all shares held of record by ARCH VI in which the GPLLC does not have an actual pecuniary interest. Steven Gillis owns an interest in ARCH VI but does not have voting or investment control over the shares held by ARCH VI and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(4)     Includes 6,667 shares subject to a vested option to purchase common stock. Also includes 2,610,356 shares of common stock owned of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd., a related entity. As a Portfolio Manager of Perceptive Advisors LLC, a related entity to Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd., Mr. Chawla has voting and dispositive control over any securities owned of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd. Therefore, he may be deemed to beneficially own the shares of common stock held of record by Perceptive Life Sciences Master Fund Ltd. and Titan-Perc Ltd.

(5)     Includes 399,375 shares subject to a vested option to purchase common stock.

(6)     Includes 133,518 shares of common stock and 159,634 shares subject to a vested option to purchase common stock.

(7)     Includes 64,167 shares of common stock owned by Mr. Davis, 113,315 shares of common stock owned by his spouse, 18,148 shares of common stock jointly controlled by him and his spouse and 13,320 shares subject to a vested option to purchase common stock.

(8)     Includes 5,411 shares of common stock and 126,072 shares subject to a vested option to purchase common stock.

(9)     Includes 41,016 shares of common stock and 70,263 shares subject to a vested option to purchase common stock.

(10)   Includes 108,516 shares subject to a vested option to purchase common stock.

(11)   Includes 5,000 shares of common stock and 6,667 shares subject to a vested option to purchase common stock.

(12)   Includes 6,667 shares subject to a vested option to purchase common stock.

(13)   The address for Clarus Lifesciences I, L.P. is 101 Main Street, Suite 1210, Cambridge, MA 02142.

(14)   The address for ARCH Venture Fund VI, L.P. is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(15)   The address for Perceptive Life Sciences Master Fund Ltd. is 499 Park Avenue, 25th Floor, New York, NY 10022. Includes shares held by Titan-Perc Ltd., an entity related to Mr. Sam Chawla. The address for Titan-Perc Ltd. is 2 International Drive, Suite 200, Rye Brook, NY 10573.

(16)   The address for 5AM Ventures II, L.P. is 2200 Sand Hill Road, Suite 110, Menlo Park, CA 94025. Includes shares held by 5AM Co-Investors II, L.P., an entity related to 5AM Ventures II, L.P. with the same address.

PROPOSAL 2 – APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) requires that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote to approve the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as the Proposal 3 in this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every one, two or three years, or they may abstain from such advisory vote.

Our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our stockholders on this proposal.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, every year, every two years or every three years, or you may mark the “Abstain” box on the proxy card.

Recommendation

This is an advisory vote and does not require a minimum number of votes. However, our Board of Directors recommends that stockholders vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies, such as VBI Vaccines Inc., initiate procedures to ensure that our stockholders have input on our compensation programs for our Named Executive Officers.  In summary, our policies and programs for compensating our Named Executive Officers are designed to attract, retain, motivate and reward top quality personnel capable of driving our success. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie the design of our compensation programs for our Named Executive Officers.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. We urge you to read this Proxy Statement for additional details on the Company’s executive compensation.

Our Say-on-Pay Proposal is designed to provide our stockholders with the opportunity to consider and vote upon the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the compensation tables and narrative discussion.   Although the vote is advisory and non-binding on the Company or the Board, our Board, the Governance Committee and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our Named Executive Officers, we would expect to initiate procedures designed to help us better understand stockholder concerns.  Our Board, Governance Committee and Compensation Committee would consider constructive stockholder feedback in making future decisions about the compensation programs for our Named Executive Officers.

Marking the Proxy Card “For” indicates support for the compensation of our Named Executive Officers; marking the Proxy Card “Against” indicates lack of support for the compensation of our Named Executive Officers. You may abstain by marking the “Abstain” box on the Proxy Card.

Vote and Recommendation

This is an advisory vote and does not require a minimum number of votes. However, our Board of Directors recommends that stockholders vote "FOR" the approval of the compensation paid to our Named Executive Officers.

Report of the Audit Committee

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees); and

●

received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Peterson Sullivan LLP for the fiscal year ended December 31, 2014 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Alan P. Timmins, Chairman

Steven Gillis

Trent D. Davis

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Peterson Sullivan LLP (“Peterson”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. Peterson has served as our independent registered public accounting firm since 2014 and the independent registered public accounting firm of our predecessor company pre-Merger since 2010.

Stockholder ratification of the selection of Peterson as our independent registered public accounting firm is not required by our Bylaws or the Delaware General Corporation Law. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Peterson as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2015. In making its recommendation to the Board that stockholders ratify the appointment of Peterson as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the Audit Committee considered whether Peterson’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Peterson.

2014
Audit Fees(1)	$94,212
Audit Related Fees	$0
Tax Fees	$0
All Other Fees	$0

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit Fees. The “Audit Fees” are the aggregate fees of Peterson attributable to professional services rendered in 2014 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Peterson in connection with statutory and regulatory filings or engagements for that fiscal year. These fees include fees billed for professional services rendered by Peterson for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Peterson did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for the fiscal year ended December 31, 2014 that are not included under Audit Fees above.

Tax Fees. Peterson did not bill us for any professional services rendered for tax compliance, tax advice or tax planning for the fiscal year ended December 31, 2014.

All Other Fees. Peterson did not perform any services for us or charge any fees other than the services described above for the fiscal year ended December 31, 2014.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2014.

Peterson Sullivan LLP Representatives at Annual Meeting

We expect that representatives of Peterson will be present telephonically at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required and Recommendation

The affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval of this proposal.

The Board recommends that stockholders vote “FOR” ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 as described in this Proposal 4.

Certain Relationships And Related Transactions

Our common stock is listed on the NASDAQ Capital Market therefore our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. On the basis of information solicited from each director, the Board of Directors has determined that each of Drs. Gillis, Steinmetz and De Wilde and Mr. Timmins, has no material relationship with the Company and is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

With the exception of the director services and employment agreements described in the sections of this report titled “Proposal 1 – Election of Directors” and “Executive Compensation”, respectively, during the past two fiscal years to the present, there is no transaction in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any officer had or will have a direct or indirect material interest.

Requirements For Advance Notification of Nominations and Stockholder Proposals

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2016 Annual Meeting of stockholders must be received by us no later than December 17, 2015, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the SEC. Stockholder proposals should be addressed to our Corporate Secretary at 222 Third Street, Suite 2241, Cambridge, MA 02142.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented.  If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, or if no recommendation is given, in their own discretion.

The Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2014 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report includes the consolidated financial statements and management’s discussion and analysis of financial condition and results of operations. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you if you address your written request to, or call, Egidio Nascimento, Chief Financial Officer and Corporate Secretary of VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, MA 02142, telephone number 613-749-4200 x123.

Copies of the documents referred to above that appear on our website are also available, without charge, upon request by any stockholder addressed to our Corporate Secretary, VBI Vaccines Inc., 222 Third Street, Suite 2241, Cambridge, MA 02142.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Jeff R. Baxter, FCMA
02 Sam Chawla
03 Trent D. Davis
04 Michael DeWilde, Ph.D.
05 Steven Gillis, Ph.D.
06 Michael Steinmetz, Ph.D
07 Alan P. Timmins

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
2 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000245048_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

VBI VACCINES INC.
Annual Meeting of Stockholders
May 12, 2015 1:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff Baxter, Chief Executive Officer and Egidio Nascimento, Chief Financial Officer or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of VBI VACCINES INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, EDT on 5/12/2015, at the Hotel Marlow, 25 Edwin H Land Blvd. Cambridge, MA 02141, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000245048_2 R1.0.0.51160